UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2008

NORPAC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27147	95-4705831
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 410, 103 East Holly Street	98225
Bellingham, WA
(Address of principal executive offices)	(Zip Code)

Registrant’stelephone number, including area code: (360) 201-9591

Not Applicable
(Former name  or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

     On January 3, 2007, Norpac Technologies, Inc., a Nevada corporation (the “Registrant” or “Norpac”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Cellynx, Inc., a California corporation (“Cellynx”), and each of the shareholders of Cellynx (each, a “Cellynx Shareholder,” collectively, the “Cellynx Shareholders”).

     Upon consummation of the Exchange Agreement on the date of Closing (as defined below), the Cellynx Shareholders will transfer to Norpac the shares owned by each Cellynx Shareholder, which collectively constitutes 100% of the issued and outstanding capital stock of Cellynx (the “Cellynx Shares”), and Norpac will issue to each Cellynx Shareholder, in exchange for such Cellynx Shareholder’s pro rata portion of the Cellynx Shares, shares of newly-issued Norpac common stock (collectively, the “Norpac Shares”). The Norpac Shares shall equal 30.1% of the outstanding shares of Norpac common stock at the time of Closing. For example, if there are 37,597,890 shares of Norpac common stock outstanding immediately prior to the Closing, then there shall be 87,465,460 shares of Norpac common stock issued to the Cellynx Shareholders at Closing (the “Total Norpac Common Shares”).

     In the event that there is an insufficient number of authorized but unissued Norpac common stock to issue to the Cellynx Shareholders in accordance with the prior paragraph, then Norpac shall issue all available authorized but unissued common stock among the Cellynx Shareholders in a pro rata manner. Norpac’s Board of Directors shall then establish a class of Series A Preferred Stock. Norpac shall issue to Cellynx Shareholders that number of shares of Norpac Series A Preferred Stock that may be convertible into Norpac common stock, such that, the common stock underlying the Series A Preferred Stock plus the Common Stock actually issued to the Cellynx Shareholders equals the Total Norpac Common Shares. Immediately after Closing, Norpac shall amend its articles of incorporation to increase the authorized number of shares of Common Stock to 200,000,000 or such other number sufficient to enable the Cellynx Shareholders to convert their Norpac Preferred Stock into Common Stock and to permit all options, warrants and convertible notes described in Section 1.4 of the Exchange Agreement to be exercised or converted into Norpac common stock.

     All options, warrants or convertible notes to purchase or acquire Cellynx Shares shall be converted into options, warrants or convertible notes to purchase or acquire shares of Norpac common stock (the “Norpac Shares”) in the same proportion at which Cellynx Shares are converted into Norpac Shares pursuant to Section 1.1 of the Exchange Agreement (the “Conversion Ratio”). The exercise price or conversion price for such Norpac option, warrant or convertible note shall be the exercise price or conversion price of the Cellynx option, warrant or convertible note divided by the Conversion Ratio.

     As a result of the transactions contemplated under the Exchange Agreement, (1) Norpac would acquire the business and operations of Cellynx, and Norpac’s principal business activities shall consist of the business of Cellynx, and (2) immediately following the Closing, the Cellynx Shareholders would hold approximately 70% of the issued and outstanding stock of Norpac. Following completion of the exchange transaction, Cellynx will become a wholly-owned subsidiary of Norpac.

     The directors of Norpac and Cellynx, respectively, have approved the Exchange Agreement and the transactions contemplated under the Exchange Agreement. Closing of the transaction (the “Closing”) is expected to take place on or about March 18, 2008, or a date mutually agreed by the parties (the “Closing Date”), however, there can be no assurance that the proposed transaction will ever be consummated. A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K.

     If and when the exchange transaction is consummated, Norpac intends to file a Current Report on Form 8-K announcing the closing of the exchange transaction and will include appropriate disclosures required under Item 2.01 in addition to the requisite financial statements of Cellynx and other required disclosures.

     The Closing of the exchange transaction is subject to a number of conditions including, without limitation, the delivery Cellynx’s of financial statements to Norpac, Cellynx obtaining additional equity financing of at least $1.8 million at various stages from January 15, 2008 to March 18, 2008; completion of the due diligence of Norpac to the reasonable acceptance of Cellynx; and completion of the due diligence of Cellynx to the reasonable acceptance of Norpac.

     The Exchange Agreement may be terminated: (i) by mutual consent of the parties, (ii) by either party if the transaction shall not have been consummated for any reason by April 30, 2008, (iii) by either party if the transaction is prohibited by government order or action, or (iv) by either party upon a material breach of any representation, warranty, covenant or agreement by the other party, or if any representation or warrant of the other party shall have become materially untrue.

     Upon the closing of the exchange transaction, Mr. John Thornton will resign as Norpac’s sole executive officer and director and Mr. Tareq Risheq and Mr. Daniel Ash will be appointed as officers and directors of Norpac.

The summary of the foregoing is qualified in its entirety by reference to the Exchange Agreement, which is included as an exhibit to this Current Report.

Item 9.01	Financial Statements and Exhibits

Exhibit
Number	Description

2.1	Share Exchange Agreement dated as of January 3, 2008 among Cellynx, Inc., the shareholders of Cellynx and Norpac Technologies, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORPAC TECHNOLOGIES, INC.
(Registrant)

Date: January 9, 2008	/s/ John P. Thornton

John P. Thornton
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer
and Principal Accounting Officer)